Exhibit 99.1

CONTACT:

Jane Pritchett Henderson

Chief Financial and Business Officer

617.926.1551

– Panacos Announces Sale of Bevirimat –

Watertown, MA (January 21, 2009) – Panacos Pharmaceuticals, Inc. (NASDAQ: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced that Myriad Pharmaceuticals, Inc. has acquired Panacos’ rights and assets with respect to its bevirimat compound for $7.0 million. The acquired assets include patents and patent applications related to the compound, product inventory, rights to regulatory filings and various contracts. Bevirimat, a first-in-class maturation inhibitor discovered by Panacos’ scientists and their academic collaborators, is one of Panacos’ several antiviral assets.

Panacos retains 10 U.S. issued patents (and its foreign counterparts) and 12 U.S. patent applications (and its foreign counterparts) relating to its second- and third-generation maturation inhibitor program, its oral fusion program and proprietary screening assays.

“Our goal has been to develop drugs with novel mechanisms of action to give people living with HIV new treatment options. In order to achieve this goal and to manage capital resources in the current market environment, we chose to sell bevirimat to Myriad Pharmaceuticals. Myriad Pharmaceuticals has the development infrastructure and financial resources that are essential both for success of the compound as it moves into late-stage clinical testing and through FDA review. Myriad Pharmaceuticals’ commitment will ensure the continued development of bevirimat for the benefit of HIV-infected patients,” said Alan W. Dunton, M.D., Panacos’ President and Chief Executive Officer. “We now turn our full attention to our other promising HIV programs and seeking additional financing and partnerships to continue the development of our spectrum of HIV programs. We retain a significant intellectual property estate, including all of the Company’s second- and third-generation maturation inhibitor compounds, the Company’s novel oral fusion inhibitor program and our proprietary assays. I would like to thank our talented and dedicated team that has worked so diligently on all of our programs and our efforts to pursue strategic alternatives.”

About Bevirimat

Bevirimat (PA-457) is a maturation inhibitor, the first in this new class of HIV drugs under development. Bevirimat is designed to have potent activity against a broad range of HIV strains, and studies have shown bevirimat is a potent inhibitor of HIV isolates that are resistant to currently approved drugs. Panacos has completed 15 clinical studies with bevirimat in nearly 650 patients and healthy volunteers, showing significant reductions in viral load in HIV-infected patients and a promising safety profile. It is currently in Phase 2b clinical studies. Panacos previously determined the optimal dose range of bevirimat and identified patient response predictors to bevirimat, which now have been confirmed in multiple laboratory analyses and a prospective study. Panacos has recently developed a tablet formulation of bevirimat that demonstrates bioavailability and pharmacokinetics comparable to that of the previous solution formulation.

Panacos’ Development Programs

Panacos has second- and third-generation programs in HIV maturation inhibition. Maturation inhibitors were discovered by Panacos’ scientists and their academic collaborators. Second-generation maturation inhibitors are structurally related to bevirimat but are being designed with improved attributes, such as the ability to overcome polymorphisms. Other goals are the identification of second-generation compounds with reduced serum protein binding and the potential for a lower daily dose. Several compounds have been identified that have these improved attributes and are entering preclinical testing. Third-generation maturation inhibitors are chemically distinct from bevirimat. Multiple hits have been identified that also have activity against polymorphic HIV and these hits are in the lead optimization stage.

Panacos has identified several compounds in its oral fusion inhibitor program which demonstrate potent in vitro activity against diverse HIV strains. A lead compound, PA-161, has been selected from these compounds and is undergoing further preclinical development. PA-161 has shown good oral bioavailability in the rodent model, has shown potent in vitro activity against diverse HIV-1 strains and has shown activity against enfuvirtide-resistant viral clones.

Panacos has an intellectual property estate of 10 U.S. issued patents (and its foreign counterparts) and 12 U.S. patent applications (and its foreign counterparts).

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion. Approximately 1 million people in the United States and approximately 33 million people worldwide are living with HIV. Approximately 475,000 patients are treated annually for HIV in the United States. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure.

Except for the historical information contained herein, statements made herein, including those relating to bevirimat’s clinical development, the Company’s ability to secure financing, complete a partnership for its pipeline products or complete a strategic transaction on favorable terms, the potential results of treatment with its pipeline products and future clinical trials and clinical practice, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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